Exhibit 10.1

MANUFACTURING AGREEMENT

This MANUFACTURING AGREEMENT ("Agreement''') is entered into as of this 16th day of October, 2006 by and between Sumeeko Industries Co., Ltd., a Taiwanese corporation with a place of business at 20, Huaxi Road, Ta-Fa Industrial District, Kaohsiung County 831, Taiwan, ROC ("Manufacturer"), Encompass Holdings, Inc., a Nevada corporation with a place of business at 1005 Terminal Way. Suite 110. Reno. Nevada, USA ("Encompass"), and Aqua Xtremes, Inc., and its subsidiary, Xtreme Engines, Inc., each of which is a corporation organized in the State ofNevada, USA, with a place of business at 1005 Terminal Way, Suite 110, Reno, Nevada. USA ("Purchaser").

RECITALS

A.
Purchaser is engaged in the business of designing, developing, marketing and selling proprietary private watercraft ("PWC") such as the Xboardt'". as well as other proprietary products utilizing a rotary engine (the "Products").

B.	Purchaser desires to outsource production of the Products to a manufacturer that can produce the Products at a quality, price and on delivery terms acceptable to Purchaser.

C.	Manufacturer is a manufacturer of PWC and is capable ofproducing Products for Purchaser at a quality, price and on delivery terms acceptable to Purchaser.

D.
Purchaser and Manufacturer desire to enter into this Agreement for the purpose offormalizing the terms and conditions under which Purchaser agrees to purchase Products from Manufacturer and Manufacturer agrees to produce them for Purchaser.

AGREEMENT

NOW. THEREFORE, in consideration of the mutual tenns and conditions contained in this Agreement, the parties hereto agree as follows:

1.	DEFINITIONS

1.1
"Affiliate or Affiliates" shall mean any corporation. film, partnership, or other entity, whether de jure or de factor, that directly or indirectly owns. is owned by. or is under common ownership with a party to this Agreement to the extent of at least 50 percent of the equity having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation, or other entity actually controlled by. controlling, or under common control with a party to this Agreement.

1.2	"Business Practices" includes information relating to intellectual property. business plans. financial information, Products. services. manufacturing processes and methods, costs, sources of supply, advertising and marketing plans, customer lists, sales, profits, pricing methods, personnel and business relationships.

1.3
"Confidential Information" includes, but is not limited to, all information proprietary to Purchaser, whether or not reduced to writing or other tangible medium of expression, and whether or not patented, patentable, capable of trade secret protection, or protected as unpublished or published work under the United States COPYIight Act of 1976 as amended. Confidential Information also includes information relating to the Intellectual Property and Business Practices of Purchaser. Confidential Information also includes comparable information that Purchaser may receive or has received from others Purchaser does business with. Confidential Information does not include information which (1) was already known to Manufacturer or its Affiliates prior to the Effective Date, (2) becomes generally available to the public, other than through a breach ofthis Agreement, or (3) is furnished to Manufacturer by a third party who is lawfully in possession of such information and who lawfully conveys this information.

1.4	"Effective Date" shall mean May 26, 2005.

1.5	"Forwarder" shall mean a freight company designated by Purchaser that shall have responsibility for managing all transportation logistics for the Products.

1.6
"Intellectual Property" includes information relating to research and development, inventions, discoveries, developments, improvements, methods and processes, know-how, drawings, blueprints, specifications, product briefs, algorithms, computer programs and software, compositions, works, concepts, designs, ideas, prototypes, models, samples, screens. molds, lists, patents, copyrights, trademarks, trade names, trade secrets, formulae, writings, notes, and patent, trademark, and copyright applications.

1.7	"Molds" shall mean all molds, patterns, dies, tools, plates, stamps and all related materials used in the manufacture of the Products or any component thereof.

1.8
"Products" shall mean the Xboard" PWC as well as other proprietary products utilizing a rotary engine that Manufacturer is authorized to produce pursuant to one or more valid written purchase orders or sample request forms from Purchaser.

1.9	"Purchaser Assets" shall mean Molds. Trademarks and Confidential Information.

1.10
"Trademarks" shall mean trademarks, copyrights, trade names, symbols. logos, slogans, trade dress, designs. design rights. style names and components thereof. now or hereafter owned, licensed or controlled by Purchaser or any subsidiaries or affiliates thereof and any other intellectual property rights which are now or hereafter owned, licensed or controlled by Purchaser or which Purchaser has the right to use in connection with the manufacture, use and sale of the Products, together with the goodwill associated therewith.

2.	ADDITIONAL CONSIDERATION TO TOOL UP MANUFACTURING

2.1
As an additional inducement (beyond the prices paid for Products manufactured pursuant to this Agreement) for Sumeeko to contribute and make necessary investments relating to tooling up a new manufacturing plant to manufacture the Products for Purchaser, Encompass shall, immediately upon execution of this Agreement, issue to Sumeeko a stock certificate representing one hundred thousand (100,000) shares of its Series C preferred stock, which shall be convertible to ten million (10,000,000) shares of Encompass's common stock. The conversion of the Series C preferred shares to common shares shall occur no earlier than one year from the date this Agreement is executed by the parties and is subject to the terms and conditions applicable to Encompass's Series C preferred stock.

2.2	Encompass hereby agrees to amend its Articles of Incorporation to specify that one member of its Board of Directors may be designated by Sumeeko.

2.3	Sumeeko will have full voting privileges except when it relates to issues that are related to this contract.

3.	AGREEMENT FOR EXCLUSIVE MANUFACTURE AND SUPPLY

3.1
For the limited purpose of manufacturing Products exclusively for Purchaser as provided in the Agreement, Purchaser hereby appoints Manufacturer as Purchaser's exclusive worldwide manufacturer of the Products.

3.2
For the limited purpose of manufacturing Products exclusively for Purchaser as provided in this Agreement, Purchaser hereby grants to Manufacturer an exclusive, worldwide, non-assignable and revocable license to use the Trademarks in the manufacturer of the Products.

3.3
Subj ect to the terms of this Agreement, Manufacturer shall manufacture, pack and deliver the Products for sale to Purchaser strictly in accordance with the processes, specifications, technical information, drawings, samples and quality standards furnished or approved in writing by Purchaser. The Products shall be manufactured for and sold only to Purchaser. Manufacturer expressly acknowledges that Purchaser may purchase, and shall have the right to purchase, the Products from persons other than Manufacturer, if Manufacturer is unable to maintain a timely supply of Products, at a reasonable price,

3.3.1	For purposes of this Section 3.3, the word "timely" shall mean a date within 30 days ofthe Estimated Time of Product Delivery under Section 5.4

3.3.2
For purposes of this Section 3.3, the phrase "reasonable price" shall mean a price for a Product less than or equal to an amount 100 percent of Manufacturer's actual cost of raw materials, labor and administrative overhead for the Product plus Manufacturer's average gross profit margin for all products it manufactures.

3.4
Manufacturer shall only ship the quantity of the Products stipulated in the applicable purchase order from Purchaser or such other quantity as may be agreed in writing by Purchaser and Manufacturer. Each purchase order issued by Purchaser to Manufacturer shall constitute a separate contract. If Manufacturer produces Products at any time in excess of the amounts set forth in each such purchase order, Manufacturer will notify the Purchaser of same. Purchaser may then, at its election, amend said purchase order and purchase the excess production, or roll into next open purchase order. If there are no additional open orders a plus or minus 10% quantity will be accepted.

3.5
Purchase orders typically shall specify an order quantity for a one-year period and further specify monthly draw down quantities that must be delivered against the purchase order ("Monthly Draw Downs"), unless an alternative arrangement is made.

3.6
Manufacturer shall not manufacture or supply any Products or goods whatsoever using any Confidential Information or bearing any of the Trademarks for any person other than Purchaser. Manufacturer also shall not at any time manufacture or sell (or assist others in manufacturing or selling) any Products or other goods which bear a trademark, trade name, trade dress, logo or other mark or design which, in the sole opinion of Purchaser, infringes or is confusingly or deceptively similar to any ofthe Trademarks, or is likely to be confused with or regarded as similar to the Products or to infringe any copyright or other intellectual property rights of Purchaser.

3.7
The Purchaser has the right to inspect the facilities of or review any supplier from which any raw material or component used in manufacture of the Products being purchased. Notwithstanding any such inspection or review Purchaser or its designees may make of any supplier. Manufacturer shall retain sole responsibility for the quality of the Products produced hereunder. Aqua Xtremes will not circumvent the relationship between the manufacturer and its' sub-suppliers during the term of this agreement.

4.	SAMPLES AND INSPECTION

4.1
During the term of this Agreement. Purchaser may request Manufacturer to produce samples of any new Product to be manufactured and Manufacturer shall deliver such samples to Purchaser in accordance with the time schedule mutually agreed upon by Purchaser and Manufacturer.

4.2	For any samples requested by Purchaser, Purchaser shall pay Manufacturer the actual cost of manufacturing such samples.

4.3	Manufacturer shall strictly comply with Purchaser's instructions in the manufacture, finishing and packing of samples.

4.4
Purchaser and/or its authorized representative shall have the right at any time to visit any places under the control of Manufacturer (or its permitted sub-contractors) in order to inspect the manufacture of sample Products or sample Product components.

4.5
Unless and until Purchaser has given written approval for shipment of the samples following final inspection, or in the event that Purchaser has rejected such samples after inspection, Manufacturer will not supply any of the samples to any person whatsoever at any time.

4.6	Any new products and or prototypes made by the manufacturer will automatically be available to them as an additional product under this agreement.

5.	ORDER PLACEMENT AND CONFIRMATION PROCEDURES

5.1	Manufacturer shall not commence manufacture of a Product until Purchaser has authorized production pursuant to a purchase order signed by an authorized representative of Purchaser.

5.2
Manufacturer acknowledges that neither Purchaser's receipt nor approval of the production confirmation samples nor any other provision contained in this Agreement shall require Purchaser to place any purchaser order for the Products.

5.3
Any and all orders for Products shall be made by Purchaser issuing its own purchase order to Manufacturer, which purchase order shall be in the form attached hereto as Exhibit A. In the event of any conflict between the terms of the purchase order and this Agreement, the terms of this Agreement shall govern.

5.4
The Manufacturer shall confirm to Purchaser the Estimated Time of Product Delivery to designated Forwarder ("ETD") for each Monthly Draw Down within ten business days of receipt of the purchase order. All terms, other than the acceptance itself of such purchase order or amendment thereto, contained in Manufacturer's order confirmation form, or other document used by Manufacturer to communicate its acceptance, shall be subject to Purchaser's acceptance. Any purchase order or amendment thereto shall be governed by the terms of this Agreement and such purchase order or amendment thereto.

5.5
Purchaser reserves the tight to cancel or change orders up to the date that is One Hundred Twenty (120) days prior to the confilmed ETD for a Monthly Draw Down. If Purchaser cancels or changes an order. Purchaser's liability shall be limited to the following costs incurred by Manufacturer as of the date the order is canceled or changed, if any:

(a)	The cost of raw materials.

(b)	The cost of work in progress.

5.6	Changes and cancellations of orders are subject to the written approval of the Manufacturer under the following circumstances:

5.6.1	If the changes or cancellations change the order quantity by more than 20 percent and involve Monthly Draw Downs scheduled between 121 and 210 days after the date ofthe purchase order; or

5.6.2	If the changes or cancellations change the order quantity by more than 50% and involve Monthly Draw Downs scheduled between 211 days and 360 days after the date of the purchase order.

6.	PRICE, PAYMENT AND INVOICES

6.1
The price for any new Product to be produced by Manufacturer shall be agreed in writing by Purchaser and Manufacturer prior to issuance of any applicable purchase order. After such agreement, the price for that style of the Product shall remain film and unchanged until otherwise agreed upon by Purchaser and Manufacturer in writing.

6.2	All payments will be in United States Dollars unless otherwise agreed by Purchaser and Manufacturer in writing.

6.2.1
For shipments to the United States, unless otherwise specified in a particular purchase order or agreed upon in writing by Purchaser and Manufacturer, payment for the Products shall be by wire funds transfer or other payment method agreed to by the parties within fifteen (15) calendar days after presentation by Manufacturer ofdocumentation specified in this Subsection 6.2.1 and Section 6.4. Manufacturer acknowledges and agrees that documentation specified by Purchaser may include an inspection certificate issued by Purchaser or its designee.

6.2.2
For shipment to countries other than the United States, unless otherwise specified in a particular purchase order or agreed upon in writing by Purchaser and Manufacturer, payment for the Products shall be by wire funds transfer or other payment method agreed to by the parties within seven (7) calendar days after presentation by Manufacturer of documentation specified in this Subsection 6.2.2 and Section 6.3. Manufacturer acknowledges and agrees that documentation specified by Purchaser may include an inspection certificate issued by Purchaser or its designee.

6.3
Within 10 days of placing a purchase order, Purchaser shall secure its payments under Section 6.2 by having a bank issue a standby letter of credit in an amount equal to three months of production which will be monitored and adjusted accordingly. Payment shall be made to the manufacturer 10 days after receipt of all facsimile or electronic applicable shipping documents by the purchaser. The original shipping document will be mail to purchaser after manufacturer received all payment.

6.4
Manufacturer shall render to Purchaser invoices and other documentation requested by and acceptable to Purchaser evidencing title and the price of the Product. Shipment shall also be accompanied by such other documents as may be required according to instruction of Purchaser for exporting the Products from the country of origin and thereafter entering it into the commerce of the destination country.

6.5
The price for any Product as agreed in Section 6.1 is exclusive of applicable duties, tariffs, VAT, excise, sales, use and similar taxes. Purchaser shall be liable for and pay all such applicable taxes invoiced by Manufacturer.

6.6	Manufacturer shall not pay any commission or other form of payment in respect to any order for the Products to any person without the prior written consent of Purchaser.

7.	SHIPMENT, DELIVERY AND TITLE

7.1
The Products shall be sold CIF destination port designated by Purchaser, unloaded. CIF shall mean Cost, Insurance and Freight, as defined in INCOTERMS 2000 ("INCOTERMS"). Title shall not pass to Purchaser until a Forwarder's Cargo Receipt has been issued by Purchaser or Purchaser's designee, or in the case of airfreight shipments, an air waybill.

7.2	Manufacturer shall strictly comply with Purchaser's instructions in the manufacture, finishing and packing of Products.

7.3
All purchase orders must be delivered to the Purchaser by the mutually agreed delivery date, as specified in Purchaser's purchase order or delivery will be considered late. For purchase orders held at Purchaser's request, on time delivery will be measured by the date originally set for shipment and wiII be invoiced as of that date.

7.4	Manufacturer shall immediately notify Purchaser of any event which might delay delivery of the Products ordered. Manufacturer acknowledges that time is of the essence.

7.5	Late deliveries will result in one of the following consequences:

(a)	Manufacturer shall prepare within seven (7) calendar days of the late delivery a written correction action plan and shall provide a copy of same to Purchaser to review and approve.

(b)	The Manufacturer and Purchaser shall discuss and mutually agree upon any course of action which may incur additional cost in resolving a late delivery

8.	PRODUCTION SCHEDULES AND DOCUMENTATION

8.1	The Manufacturer will follow all shipping and documentation instructions from Purchaser.

8.2
The Manufacturer will submit all required shipping documents, including, but not limited to, the Ocean Bill of Lading (or Air Waybill), Commercial Invoice, Packing List, and Certificate of Origin. within three business days after the Products covered by the purchase order have been shipped.

8.3	Purchaser or its designee will issue a Certificate of Inspection only if all documents submitted are correct and in order. unless Purchaser elects to waive this requirement.

8.4	The Manufacturer is expected to ship each order complete with the exact quantity by size as listed on Purchaser's purchase order.

9.	INSPECTIONS AND DEFECTIVE PRODUCTS

9.1
Purchaser and Manufacturer acknowledge that the first 5,000 units of Product production shall be considered prototypes and involve joint cooperation and inspection of all components and finished Products.

9.2
For units 5,00 I -10,000 of Product production, joint inspection shall also occur. During production of units 5,00 I -10,000, final Product specifications will be certified by Purchaser and Manufacturer, and the final quality assurance documents will be created and agreed to by the parties.

9.3	For units 10,001 and beyond:

9.3.1
Manufacturer shall provide Purchaser, or its designees, with access to all paJis of Manufacturer's factory and any other facilities used by Manufacturer for production, packaging, storage and delivery of the Products to enable Purchaser or its designees to inspect and monitor the manufacture of the Products.

9.3.2
Each production purchase order will be filled only by Products that meet the proper specifications outlined in the specification sheets given to the Manufacturer by Purchaser. The quality standards set forth shall conform to both the Manufacturers and Purchaser's Quality Assurance Manual.

9.3.3
The Purchaser will have an inspector or representative on site at the Manufacturer facility during the initial production until the proper quality systems are in place and functional. Both the Purchaser and Manufacturer will sign off when this requirement has been fulfilled. Following this Purchaser inspector. or an inspector designated by Purchaser, must sign and issue the Purchaser Final Inspection Report for each purchase order prior to shipment. The signature by Purchaser or its designee on the Final Inspection Report shall not constitute a waiver of any rights under this Agreement or provided by law and shall not bind Purchaser should it subsequently determine that the Products do not conform to the quality standards or other specifications of the Products.

9.3.4
Immediately upon discovery of any defects in the Products non-conformance with Purchaser's specifications and/or quality standards, Manufacturer shall notify Purchaser of such defects, non-conformance or quality problems in writing. The defective Products shall, at the option of Purchaser, be destroyed in a manner approved in writing by Purchaser.

9.3.5	Manufacturer shall provide to Purchaser, on a quarterly basis, a written report describing the nonconforming Products produced during that quarter.

9.3.6
Purchaser reserves the right to claim damages from the Manufacturer on all customer returned nonconforming Products. This means that any parts within the product that do not conform to the agreed upon bill of material specifications and drawings as required will be considered a non-conforming component. Purchaser and Manufacturer shall work to improve the non-conforming component first before any claim charged to each other. Part with minor defect but no effect function will not be considered a non-conforming component.

10.	WARRANTIES AND DEFECTIVE PRODUCTS; INDEMNIFICATION; INSURANCE

10.1
Manufacturer warrants and represents that the Products: (a) are free from defects in materials and workmanship, and conform strictly to the approved samples, any related Confidential Information and all other applicable specification; and (b) contain all warnings necessary for the proper and safe use of the Products, as provided by the Purchaser.

10.2
Manufacturer agrees to protect, defend, indemnify and hold Purchaser harmless from all claims, suits, liabilities, damages and expenses (including attorneys' fees) arising from, connected with or related in any way to the manufacture of the Products or resulting from the breach of any of the warranties or representations in this Agreement.

10.3
Manufacturer agrees to protect, defend, indemnify and hold harmless Purchaser from all claims, suits. liabilities. damages and expenses (including attorneys' fees) arising from, connected with or with respect to violation of any license. law or regulation by Manufacturer within the county of when the Products are manufactured.

10.4
Manufacturer further agrees (without limiting any of Manufacturer's obligations or liabilities under this Agreement) to procure and maintain at Manufacturer's sale cost and expense at all times. with a reasonable insurance carrier acceptable to Purchaser and in a form acceptable to Purchaser. a property insurance policy in an amount equal to the full replacement cost of the Molds and equipment which are used to produce the Products.

10.5
Manufacturer further agrees (without limiting any of Manufacturer's obligations or liabilities under this Agreement) to procure and maintain liability insurance with limits of not less than Two Million United States Dollars (USD $2,000,000) combined single limit bodily injury and property damage which insurance shall have an endorsement naming Purchaser as an individual insured, and be in a form and issued by a company reasonably acceptable to the Purchaser.

10.6
Manufacturer shall be responsible for Purchaser's losses or damages to Purchaser Assets, including damages caused directly or indirectly by employees of Manufacturer and their agents and including damages caused during periods of strikes or other labor unrest.

10.7	The warranties and representations of this Section 10 will survive the termination of this Agreement with respect to all Products produced by Manufacturer prior to the termination of this Agreement.

11.	MOLDS, ETC.

11.1
Manufacturer agrees (i) not to sell, transfer possession or otherwise dispose of any Mold used in manufacturing the Products without the prior written consent of Purchaser or its representative. (ii) to use such Molds solely for the manufacture of the Products ordered by Purchaser, and (iii) not to reproduce such molds, unless authorized in writing by Purchaser, except when reproduction is necessary to manufacture the Products to fulfill Purchaser's orders, in which case Manufacturer shall notify Purchaser in writing.

11.2
Purchaser Assets shall at all times remain the exclusive property of Purchaser, and Purchaser shall at all times retain all lights in and title to Purchaser Assets. At no time may Purchaser Assets be used as collateral or security by Manufacturer and Manufacturer is expressly prohibited from granting any mortgage, lien, security, or other interest in Purchaser Assets to any person or entity, nor may Manufacturer transfer all or any interest in or license or sublicense any Purchaser Asset. Under no circumstances shall any Purchaser Assets be used to satisfy any debts or obligations of the Manufacturer. Manufacturer shall be fully responsible for the maintenance and security of Purchaser Assets and will use its best efforts to assure that Purchaser Assets are at all times secure and freely available to Purchaser to use as Purchaser may detelmine. Purchaser Assets used by Manufacturer under this Agreement shall be deemed to be held in trust for Purchaser.

11.3
Manufacturer agrees that Purchaser and its authorized representatives shall be entitled to enter upon any premises of Manufacturer where any Purchaser Assets, samples. or Products or other property of Purchaser are thought to be located and may peaceably recover possession of any such items located there, if the Manufacturer is in breach of any of the terms of this Section II. Purchaser acknowledges, however, that possession of certain unamortized Molds financed by Manufacturer, may not be recovered by Purchaser unless Purchaser first pays Manufacturer the unamortized cost of the Molds paid by Manufacturer.

11.4	Manufacturer agrees to comply with Purchaser's Product Costing Procedures (attached hereto as Exhibit C), as in effect from time to time (subject to change by mutual agreement) of the parties.

12.	TRADEMARKS

12.1
Manufacturer hereby acknowledges (i) the validity of the Trademarks, (ii) that Purchaser has at all times had, and shall continue to have, the exclusive right, title and interest in and to the Trademarks, (iii) that neither this Agreement nor performance of any services by Manufacturer hereunder shall confer on Manufacturer by right, title or interest in or to the Trademarks, and (iv) that Manufacturer does not have any permission to and will not adopt, use, register, or attempt to register as a trademark, trade name, business name or corporate name or part thereof, whether during the continuance ofthis Agreement or after its termination, any word, symbol or emblem cont1icting with or identical or similar to any of the Trademarks.

12.2
Manufacturer agrees that any use of the Trademarks by Manufacturer shall be to the advantage of Purchaser. Manufacturer shall not do or cause to be done any act impairing or likely to impair any part of Purchaser's right, title and interest in and to the Trademarks, or detrimental to the reputation and goodwill of Purchaser or the Products.

12.3
Manufacturer acknowledges that the sale and/or distribution of the Products and/or use of any of the Trademarks, except as herein agreed, may result in immediate irremediable damage to Purchaser, and Manufacturer further acknowledges that Purchaser may have no adequate remedy for such damage. In the event of such failure, Purchaser shall be entitled to equitable relief by way of temporary, preliminary and permanent injunction.

12.4
Manufacturer agrees to use its best efforts to protect the Trademarks. If any of the Trademarks is infringed, Purchaser may take such action as Purchaser may deem appropriate, and upon request Manufacturer shall at Purchaser's expense cooperate fully in any such action. Manufacturer further agrees to notify Purchaser immediately of any instance in which any person other than Purchaser requests Manufacturer to manufacture products using any of the Trademarks or any name, trademark logo or design identical to or confusingly similar to those used by Purchaser, and of any circumstance which suggests that any person may be wrongfully using any such name, trademark. logo or design. Manufacturer shall not take any action with respect to any such request or use unless directed in writing to do so by Purchaser.

13.	INTELLECTUAL PROPERTY

13.1
All Intellectual Property conceived, made, created, developed, or reduced to practice by Manufacturer (whether alone or with others, whether or not during normal business hours) in the course of or in connection with Manufacturer's performance under this Agreement. shall be the property of Purchaser. All Intellectual Property shall be Confidential Information. Manufacturer shall promptly and fully disclose to Purchaser all Intellectual property during the term of this Agreement and for one year after the completion or termination of this Agreement. Manufacturer shall maintain throughout the term of this Agreement up-to-date notebooks or other records of Intellectual Property. Such records shall be considered Confidential Information and shall be the sole property of Purchaser.

13.2
Manufacturer agrees to assign and hereby assigns to Purchaser, without additional consideration, Manufacturer's full right, title and interest in and to all Intellectual Property conceived, made, created, developed, or reduced to practice by Manufacturer (whether alone or with others, whether or not during normal business hours) in the course of or in connection with Manufacturer's performance under this Agreement. Manufacturer agrees not to file any patent, trademark, or copyright applications relating to the Intellectual Property, except with prior written consent of Purchaser. To the extent applicable, all copyrightable works that Manufacturer creates and that qualify as Intellectual Property shall be considered "works made for hire" as defined by the copyright laws of the United States. To the extent such copyrightable works are not deemed "works made for hire" Manufacturer agrees to assign and hereby assigns to Purchaser without additional consideration, all copyrights in such copyrightable works. Manufacturer agrees that, during the term of this Agreement and subsequent to the completion or termination of this Agreement, Manufacturer will, at Purchaser's request and expense, execute all applications for United States and foreign patents, trademarks. copyrights, or other rights, and will otherwise provide assistance (including but not limited to the execution and delivery of instruments of further assurance or confirmation) to assign Intellectual Property, copyrights and Trademarks to Purchaser and to permit Purchaser to enforce any patents, trademarks, copyrights, or other rights in and to Intellectual Property, Manufacturer warrants to Purchaser that it shall secure such agreements with its employees and/or permitted subcontractors as are necessary to can)' out the provisions of this Section.

13.3
Notwithstanding Sections 13.1 and 13.2, Purchaser agrees to allow Manufacturer to use Intellectual Property and Confidential Information conceived, made. created, developed or reduced to practice by Manufacturer in the course of or in connection with Manufacturer's pcrfonnance under this Agreement, so long as the use of such Intellectual Property or Confidential Information is pre-approved in writing by Purchaser and Purchaser determines that its use by Manufacturer would not be detrimental to Purchaser.

14.	CONFIDENTIAL INFORMATION AND NON-DISCLOSURE

14.1
Manufacturer acknowledges that during the course of its relationship, Purchaser may disclose or Manufacturer may learn of Purchaser's Confidential Information. Manufacturer agrees to take reasonable steps to protect Purchaser's Confidential Information. Manufacturer agrees to not: (1) use, except as required by the normal and proper course of performing under this Agreement, (2) disclose, (3) copy, or (4) allow access to, Purchaser's Confidential Information without the express prior written consent of Purchaser. These restrictions will continue to apply as long as the confidential nature of the information is maintained.

14.2
Manufacturer shall make its employees, agents, principals, and independent contractors aware of the confidentiality obligations of this Agreement and Manufacturer shall require its employees, agents, principals, and independent contractors to execute confidentiality agreements in form and substance satisfactory to Purchaser undertaking an obligation of confidentiality comparable to that provided in this Agreement.

14.3
Manufacturer agrees to return to Purchaser promptly upon the termination of this Agreement, or at any other time when requested, Purchaser's property, including but not limited to all Confidential Information, media containing such Confidential Information and copies thereof.

14.4
Manufacturer (including its principals and employees) represents and warrants that entering into and performing under this Agreement does not conflict with any prior obligation to third parties. Manufacturer agrees not to disclose to or use on behalf of the other, any confidential or proprietary information belonging to a third party (including prior employers, employees and customers) unless written authorization from the third party is first obtained in form and substance satisfactory to Purchaser.

15.	NONCIRCUMVENTION COVENANT

Manufacturer acknowledges that Purchaser intends to resell the Products they order to customers of Purchaser. Manufacturer further acknowledges that Purchaser would suffer material and irreparable injury if Manufacturer were to sell the Products to customers of Purchaser or any affiliate of such customers. Manufacturer therefore agrees not to engage in any sales activities with any customers of Purchaser or any affiliate of such customers during the term this Agreement remains in etTect and or for a period of three (3) years thereafter.

16.	FORCE MAJEURE, ETC.

If Manufacturer is materially inhibited from performing any of its obligations under this Agreement by act of God or governmental action, Manufacturer shall immediately notify Purchaser, giving full particulars of the circumstances in question. Manufacturer shall then be relieved of the liability to Purchaser for failure to perform such obligations but shall nevertheless use its best efforts to resume full performance thereof without avoidable delay.

17.	TERM AND TERMINATION

17.1
This Agreement is effective as of the Effective Date and shall continue in full force and effect until terminated by any party as provided in this Agreement. Sections 1,9-13,17-19,21-22,26,28 and 30-31 shall survive any termination of this Agreement.

17.2
Purchaser or Manufacturer shall have the right to terminate this Agreement and any purchase order for cause at any time by giving thirty (30) days' notice in writing to Manufacturer or Purchaser (or immediately as provided in Section 16.2 (iii)) if any ofthe following events occur:

(i)	if Manufacturer or Purchaser commits a significant breach of any of the terms of this Agreement and fails toremedy the same within Sixty (60) days of being notified by the other party of the breach;

(ii)
If Manufacturer shall sell or transfer a significant portion of its assets, or if any person competing or likely to compete with the Products acquires direct or indirect control of Manufacturer or Purchaser;

(iii)
Immediately upon filing or petitioning by Manufacturer or Purchaser or its creditors or any other eligible party for Manufacturer's or Purchaser's liquidation, bankruptcy, reorganization, compulsory composition, or dissolution, or if Manufacturer or Purchaser is unable to pay any debts as they become due or has explicitly or implicitly suspended payment of any debts as they become due (except debts contested in good faith), or if any assignment is made for the benefit of Manufacturer's or Purchaser's creditors, or if a trustee or receiver has been appointed for Manufacturer or Purchaser or any of its assets. or if the creditors of Manufacturer have taken over its management, or if any relevant financial institutions have suspended Manufacturer's or Purchaser's clearing house privileges. or if any material or significant part of Manufacturer's or Purchaser's undertaking, property, or assets shall be intervened in, expropriated, or confiscated by action of any government.

18.	CONSEQUENCES OF TERMINATION

18.1	On the termination of the Agreement for any reason, Manufacturer shall immediately:

(i)
Stop manufacturing, distributing, selling or in any way dealing with any Products bearing the Trademarks, or any carton, container, packing or wrapping material, or advertising, promotional, or display material pertaining thereto. except as consented to by Purchaser in writing; and

(ii)
Upon receipt of a written request from Purchaser promptly sell to Purchaser, at the Manufacturer's cost, raw materials, packing materials or components and semi-finished Products held by or on behalf of Manufacturer or under the control of Manufacturer at the date of termination.

18.2
Sixty (60) days before the expiration of this Agreement and/or five (5) days after Manufacturer's receipt of notice of earlier termination, Manufacturer shall furnish Purchaser with a statement showing the number and description of the Products in its possession or under its control. Purchaser reserves the right to take a physical inventory of the Products to verify such inventory and Manufacturer agrees to allow Purchaser's authorized representatives on its premises to carry out such inventory. This right shall also extend for 90 days beyond the termination of this Agreement. Such physical inventory may be undertaken during regular business hours by Purchaser without advance notice to Manufacturer.

18.3
Upon termination of this Agreement, all Molds and equipment shipped in and used in the manufacturing of the Products shall be deemed owned by Purchaser, and Purchaser has the right upon giving reasonable notice to take possession of such Molds and equipment. Purchaser acknowledges, however, that possession of certain unamortized Molds financed by Manufacturer, may not be recovered by Purchaser unless Purchaser first pays Manufacturer the unamortized cost of the Molds paid by Manufacturer.

18.4
The termination of this Agreement shall not affect the respective rights and liabilities of each of the parties hereto which accrued prior to such termination. Notwithstanding Section 17.1 above, after the termination of this Agreement, if Purchaser so elects, the parties shall continue to be bound by the terms herein until Manufacturer completes any outstanding Purchase order(s) which had commenced prior to the notice of Termination,

19.	COMPLIANCE WITH LOCAL LAWS; CHINA FACTORIES

Manufacturer warrants that all manufacturing processes used by Manufacturer during the term of this Agreement shall be in full compliance with all applicable laws and regulations then in force at the place of manufacture. Whenever registration or recordal of this Agreement with governmental or other authorities is required to preserve the rights of Purchaser, Manufacturer shall give prompt notice to Purchaser of such requirement and shall cooperate with them in effecting such registration or recordal. Manufacturer agrees to submit to applicable authorities a letter of authorization or other form as required by the laws and regulations of China. Purchaser will provide the letters of authorization to all such Manufacturers.

20.	CURRENCY

All payments required under this Agreement shall be made in United States Dollars ("USD").

21.	NOTICES

All notices to be sent to any party shall be in writing and either is (i) e-rnailed to the following e-mail addresses; (ii) dispatched by telefax, or (iii) mailed by Federal Express prepaid to the parties at the following street addresses:

If to Manufacturer:

Alex Chen
Chief Executive Officer
Sumeeko Industries Co., Ltd.
20, Huaxi Road
Ta-Fa Industrial District
Kaohsiung County 831
Taiwan, ROC
Fax: 886 7 788 7668
E-mail: alex@sumeeko.com
If to Purchaser: Arthur Robins Chief Executive Officer Aqua Xtremes, Inc. 1005 Terminal Way, Suite 110 Reno, NV 89502 USA Fax: 561.431.8274 e-mail: arobins@aquaxtremes.com or to such other address as may have been notified in writing by one party to the other in accordance with this Section. Any notice sent bye-mail or telefax shall be deemed received on the following business day in the location of the recipient. Any notice sent by airmail shall be deemed to have been received fifteen (15) days after mailing.

22.	ASSIGNMENT

Neither party may assign in whole or in part its rights or obligations hereunder to the other party without the prior written consent of the other party.

23.	NO PARTNERSHIP OR AGENCY

Nothing in this Agreement shall be deemed to constitute a partnership between the parties or to make Manufacturer an agent of Purchaser for any purpose. Manufacturer shall have no authority to bind Purchaser or to contract in the name of or create any liability of Purchaser.

24.	SUB-CONTRACTORS

Manufacturer agrees that it shall be responsible for the actions or omissions to act of any sub-contractor used by it in connection with any of the Products or with satisfying any of Manufacturer's responsibilities under this Agreement.

25.	WAIVER

The failure of any party to enforce any term or provision hereof shall not be construed to be a waiver of such term or provision and shall in no way affect the right of such party thereafter to enforce such term or provision or any other term or provision hereof

26.	GOVERNING LAW, ARBITRATION

This Agreement shall be governed by and construed and interpreted in accordance with and under the laws of the State ofNevada, USA. Ifa dispute arises under this Agreement or with respect to its interpretation or enforcement, it shall be decided finally by three arbitrators in an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association applicable to commercial arbitrations. The arbitrators shall be appointed as follows: one by Purchaser, one by Manufacturer, and the third by said two arbitrators, or if they cannot agree, then the third arbitrator shall be appointed by the American Arbitration Association. The arbitration shall take place in Reno. Nevada and the decision of a majority of the arbitrators shall be conclusively binding upon the parties and final, and shall be enforceable as a judgment in any court of competent jurisdiction. Each patty shall pay the expenses of its arbitrator, witnesses, and counsel. and the expenses of the third arbitrator shall be shared equally, unless otherwise directed in the discretion of the arbitrators. This Agreement and/or any judgment or arbitration decision arising therefrom shall be valid or enforceable in the USA or Manufacturer's home country or in any other country where Manufacturer its Affiliates or their assets may be located, without further defense or set-off of any kind that might be available under local law or otherwise.

27.	FURTHER REPRESENTATIONSAND WARRANTIES

Each party represents and warrants to the other that: (a) it has full power and authority to enter into and to discharge its responsibilities under this Agreement, (b) that if it has not affixed its corporate seal hereto, it is not required to do so under applicable law in order that this Agreement be fully binding thereon and (c) the making and performance of this Agreement does not violate any applicable provision of law or violate any other agreement to which it is a party.

28.	ENTIRE AGREEMENT

This Agreement and the Exhibits attached hereto contain the entire understanding of the parties and supersede all prior written and oral agreements. understandings or commitments made by the parties with respect to the subject matter hereof. If any provision of this Agreement shall be found void or unenforceable under the laws of any jurisdiction, such provision shall be re-written such that it will be enforceable to the maximum extent possible under such laws. Any such invalidity or unenforceability shall not affect the remaining provisions of the Agreement or the interpretation of this Agreement under the laws of any other jurisdiction.

29.	AMENDMENT

This Agreement may be amended only in a writing signed by both parties.

30.	HEADINGS/COUNTERPARTS

The section headings in this Agreement are solely for the purpose of aiding in the location of subject matter and shall not be given any weight in its construction, This Agreement may be executed in one or more counterparts, all of which shall be deemed originals.

Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, will be the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmitted signatures by signing an original document.

31.	GOVERNING LANGUAGE

The Agreement has been written and executed in English. In the event any translation of this Agreement into another language is made, the English language version of this Agreement shall govern in case of any conflict.

IN WITNESS WHEREOF, the parties have executed this MANVFACTVRING AGREEMENT as of the date first above written.

ENCOMPASS HOLDINGS, INC. By: /s/ Arthur Robins Arthur Robins Chief Executive Officer EXTREME ENGINES, INC. By: /s/ Arthur Robins Arthur Robins Chief Executive Officer	SUMEEKO INDUSTRIES CO., LTD. By: /s/ Alex Chen Alex Chen Chief Executive Officer AQUA XTREMES, INC. By: /s/ Arthur Robins Arthur Robins Chief Executive Officer

EXHIBIT A
FORM OF AQUA XTREMES, INC. PURCHASE ORDER

EXHIBIT B
PRODUCTION STANDARDS

Non-Discrimination. Purchaser will seek business partners that do not discriminate in hiring and employment practices on grounds of race, color, national origin, gender, religion, or political or other options.

Working Hours/Overtime. Purchaser will seek business partners who do not require more than 60 hour work weeks on a regularly scheduled basis, except for appropriately compensated overtime in compliance with local laws, and we will favor business partners who use 48 hour work weeks as their maximum normal requirements.

Forced or Compulsory Labor. Purchaser will not work with business partners that use forced or other compulsory labor, including labor that is required by means of political coercion or as punishment for holding or for peacefully expressing political views, in the manufacture of its Products. Purchaser will not purchase materials that were produced by forced prison or other compulsory labor and will terminate business relationships with any sources found to utilize such labor.

Fair Wages. Purchaser will seek business partners who share our commitment to the betterment of wage and benefit levels that address the basic needs of workers and their families so far as possible and appropriate in light of national practices and conditions. Purchaser will not select business partners that pay less than the minimum wage required by local law or that pay less than prevailing local industry practices (whichever is higher).

Child Labor. Purchaser will not work with business partners that use child labor. The term "child" generally refers to a person who is less than 14 years of age, or younger than the age for completing compulsory education if that age is higher than 14. In countries where the law defines "child" to include individuals who are older than 14, Purchaser will apply that definition.

Freedom of Association. Purchaser will seek business partners that share its commitment to the right of employees to established and join organizations of their own choosing. Purchaser will seek to assure that no employee is penalized because of his or her non-violent exercise of this right. Purchaser recognizes and respects the right of all employees to organize and bargain collectively.

Safe and Healthy Work Environment. Purchaser will seek business partners that strive to assure a safe and healthy workplace and that do not expose workers to hazardous conditions.